UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-12

The Ryland Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INFORMATION CONCERNING THE BOARD OF DIRECTORS
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
2004 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN 2004
AGGREGATED STOCK OPTION EXERCISES IN 2004
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS
COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
PROPOSAL NO. 2
PROPOSAL NO. 3
PROPOSAL NO. 4
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS
OTHER MATTERS

THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 20, 2005, at 9:00 a.m., Local Time, for the following purposes:

1.	To elect eleven Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.	To approve The Ryland Group, Inc. 2005 Equity Incentive Plan.

3.	To approve an amendment to Ryland’s charter increasing the total number of authorized shares of Ryland’s Common Stock by 120,000,000 for an aggregate of 200,000,000 shares.

4.	To consider a proposal from The Nathan Cummings Foundation (a stockholder) regarding the formation of an independent committee of the Board of Directors to assess how Ryland is responding to concerns about energy efficiency and the reduction of greenhouse gas emissions.

5.	To act upon other business properly brought before the meeting.

     Stockholders of record at the close of business on February 7, 2005 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

Timothy J. Geckle
Secretary

March 5, 2005

PROXY STATEMENT

     The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 20, 2005. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 5, 2005. Ryland’s Annual Report for the year ended December 31, 2004, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

     The approval of The Ryland Group, Inc. 2005 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     The approval of an amendment to Ryland’s charter increasing the total number of authorized shares of the Company’s Common Stock by 120,000,000 for an aggregate of 200,000,000 shares requires the affirmative vote of a majority of Ryland’s outstanding shares of Common Stock. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

     The consideration of a stockholder proposal from The Nathan Cummings Foundation requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     Ryland will utilize the services of Georgeson Shareholder Communications in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

     Only stockholders of record at the close of business on February 7, 2005 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 47,541,136 shares of Common Stock outstanding as of the close of business on February 7, 2005. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     All Directors (eleven in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the eleven persons named below.

     Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

     The Board is required under the New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the Proxy Statement for each Annual Meeting of Stockholders. The Board has established Guidelines on Significant Corporate Governance Issues which require independent directors to meet all elements of the New York Stock Exchange listing standards. Based on these guidelines, the Board, at its meeting held on February 23, 2005, has determined that all non-employee Directors (i.e. all except Mr. Dreier) meet the definition of independence.

     The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee. The Nominating and Governance Committee’s Charter is available on Ryland’s Web site (http://www.ryland.com) and will be provided to stockholders upon request. The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination, if the Director is elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in Ryland’s Proxy Statement.

     Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive the notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. The stockholders’ notice shall set forth, as to

     (a) each person whom the stockholder proposes to nominate for election as a Director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of Ryland which are beneficially owned, if any, by the person, and

•	any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended, or any successor act or regulation; and

     (b) the stockholder giving the notice:

•	the name and record address of the stockholder, and

•	the class and number of shares of Ryland which are beneficially owned by the stockholder. Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Name, Age and
Year in which
First Elected
a Director	Principal Occupation for Five Prior Years and Other Information
R. Chad Dreier	Chairman of the Board of Directors, President and Chief Executive Officer of Ryland; Director of
57 (1993)	Occidental Petroleum Corporation.

Daniel T. Bane	Chairman and Chief Executive Officer of Trader Joe’s Company; President of Trader Joe’s West until
57 (2003)	2001; Senior Vice President, Finance and Administration, of Certified Grocers of California, Ltd. until
1998; Audit Manager of KPMG Peat Marwick from 1969 until 1978; and Certified Public Accountant.

Leslie M. Frécon	Chief Executive Officer and Chairman of LFE Capital; Director of SimonDelivers, Inc., Associated
51 (1998)	Packaging Technologies, Inc., M.A. Gedney Company, Inc. and API Outsourcing, Inc.

Roland A. Hernandez	Chairman of the Board of Directors and Chief Executive Officer of Telemundo Group, Inc. until 2000;
47 (2001)	Director of Wal-Mart Stores, Inc., Vail Resorts, Inc. and MGM Mirage.

William L. Jews	President and Chief Executive Officer of CareFirst Blue Cross Blue Shield and Chief Executive
53 (1995)	Officer of Blue Cross Blue Shield of Delaware and Washington, D.C.; Director of Choice Hotels,
MBNA and Ecolab, Inc.

Ned Mansour	President of Mattel, Inc. until 2000; Director of Big Lots, Inc.
56 (2000)

Robert E. Mellor	Chairman of the Board of Directors, President and Chief Executive Officer of Building Materials
61 (1999)	Holding Corporation; Director of California Chamber of Commerce, Monro Muffler Brake, Inc. and
Coeur d’Alene Mines Corporation.

Norman J. Metcalfe	Director of The Tejon Ranch Company (real estate development).
62 (2000)

Charlotte St. Martin	Executive Vice President of Loews Hotels.
59 (1996)

Paul J. Varello	President and Chief Executive Officer of Commonwealth Engineering and Construction; Chairman
61 (1999)	and Chief Executive Officer of American Ref-Fuel Company until 2001.

John O. Wilson	Director of Calpine Corporation.
66 (1987)

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE VOTES CAST WITH A QUORUM PRESENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of Ryland, the only beneficial owners of more than five percent of the outstanding shares of Common Stock, as of February 23, 2005, are:

	Amount and Nature
Name and Address	of Beneficial Ownership		Percent of Class
Jeffrey L. Gendell	4,335,800	(1)	9.1
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830

FMR Corp.	3,213,110	(2)	6.8
82 Devonshire Street
Boston, MA 02109

Barclays Global Investors, NA	2,849,385	(3)	6.0
45 Fremont Street
San Francisco, CA 94105

Stephen F. Mandel, Jr.	2,536,800	(4)	5.3
Two Greenwich Plaza
Greenwich, CT 06830

(1)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2005, Jeffrey L. Gendell has reported that he beneficially owns the number of shares of Common Stock indicated in the table above. Mr. Gendell has the sole power to dispose, vote or direct the vote of 272,600 shares of Common Stock as an individual. In his position as managing member of Tontine Management, L.L.C. and Tontine Overseas Associates, L.L.C., he shares the power to dispose, vote or direct the vote of 4,063,200 shares of Common Stock with those entities.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2005, FMR Corp. (“FMR”) has reported that it beneficially owns the number of shares of Common Stock indicated in the table above with sole power to dispose of all of the shares indicated above but only sole power to vote or direct the vote of 1,550,910 shares of Common Stock.

FMR’s wholly-owned subsidiary Fidelity Management and Research Company (“Fidelity”) beneficially owns 1,662,810 shares of Common Stock. Edward C. Johnson, chairman of FMR, FMR and certain affiliated funds each has sole power to dispose of the shares owned by Fidelity, but none of these entities has sole voting power with respect to these shares (which power rests with the boards of trustees of various Fidelity funds). FMR’s wholly-owned subsidiary Fidelity Management Trust Company (“Fidelity Management”) beneficially owns 341,700 shares of Common Stock. Mr. Johnson and FMR each has sole power to dispose, vote or direct the vote of the shares owned by Fidelity Management. Fidelity International Limited (“FIL”), a related investment adviser, beneficially owns 1,206,600 shares of Common Stock. Mr. Johnson, FMR and FIL each has sole power to dispose, vote or direct the vote of all of the shares of Common Stock beneficially owned by FIL.

(3)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2005, Barclays Global Investors, NA (“Barclays”) has reported that it beneficially owns the number of shares of Common Stock indicated in the table above, with sole voting power for 2,229,382 shares and sole dispositive power for 2,481,136 shares of Common Stock.

Barclays further reports that its affiliate entity Barclays Global Fund Advisors beneficially owns 366,449 shares in its position as an investment adviser, with sole voting power for 365,131 shares and sole dispositive power for all of its beneficially owned shares. Barclays Capital Securities Limited beneficially owns, and has sole power to dispose, vote and direct the voting of, 1,800 shares of Common Stock. All of the shares reported above by Barclays are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Based on information contained in a Schedule 13G filed with the SEC on January 14, 2005, Stephen F. Mandel has reported that he beneficially owns the number of shares of Common Stock indicated in the table above with shared power to dispose, vote and direct the vote of shares of Common Stock in his position as managing member of the following three affiliated entities:

Lone Pine Associates LLC beneficially owns 208,749 shares of Common Stock as the general partner of Lone Spruce, L.P., Lone Balsam, L.P. and Lone Sequoia, L.P., which beneficially own 41,517 shares, 91,114 shares and 76,118 shares of Common Stock, respectively. Each of those entities reports shared power to dispose, vote or direct the vote of the number of shares of Common Stock set forth above.

Lone Pine Members LLC beneficially owns 547,643 shares of Common Stock as the general partner of Lone Cascade, L.P. and Lone Sierra, L.P., which beneficially own 506,511 shares and 41,132 shares of Common Stock, respectively. Each of these entities reports shared power to dispose, vote or direct the vote of the number of shares of Common Stock set forth above.

Lone Pine Capital LLC beneficially owns 1,780,408 shares of Common Stock and has shared power to dispose, vote or direct the voting of all these shares of Common Stock.

     The following table sets forth, as of February 23, 2005, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

	Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)
R. Chad Dreier	1,756,917
Daniel T. Bane	40,610
Leslie M. Frécon	60,382
Roland A. Hernandez	62,254
William L. Jews	115,954
Ned Mansour	49,464
Robert E. Mellor	105,196	(2)
Norman J. Metcalfe	158,464
Charlotte St. Martin	60,920
Paul J. Varello	74,706
John O. Wilson	24,630
Gordon A. Milne	146,300
Kipling W. Scott	118,687
Mark L. Beisswanger	53,200
Daniel G. Schreiner	110,023
Directors and executive officers as a group (21 persons)	3,601,636

(1)	With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than one percent of Ryland’s outstanding Common Stock. Mr. Dreier beneficially owns 3.7 percent of Ryland’s outstanding Common Stock. Directors, nominees and executive officers as a group beneficially own 7.6 percent of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and sole dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 23, 2005, as follows: Mr. Dreier, 1,400,000 shares; Mr. Bane, 40,000 shares; Ms. Frécon, 50,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 100,000 shares; Mr. Mansour, 35,000 shares; Mr. Mellor, 88,000 shares; Mr. Metcalfe, 100,000 shares; Ms. St. Martin, 60,000 shares; Mr. Varello, 40,000 shares; Mr. Wilson, 20,000 shares; Mr. Milne, 99,500 shares; Mr. Scott, 49,500 shares; Mr. Beisswanger, 39,600 shares; Mr. Schreiner, 76,600 shares; and Directors and executive officers as a group, 2,750,960 shares.

Includes shares represented by restricted stock units as follows: Mr. Dreier, 188,000 shares; Mr. Milne, 13,600 shares; Mr. Scott, 13,600 shares; Mr. Beisswanger, 13,600 shares; and Mr. Schreiner, 6,800 shares; and Directors and executive officers as a group, 262,800 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Dreier, 2,917 shares; Mr. Scott, 2,403 shares; and Directors and executive officers as a group, 19,985 shares.

(2)	Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 2004, the Board of Directors held five meetings. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2004. The Board of Directors of Ryland has Audit, Compensation, Finance and Nominating and Governance Committees.

     The Audit Committee of the Board of Directors is composed of Directors Bane, Frécon, Hernandez and Mansour. The Audit Committee reviews Ryland’s financial statements and reports, the audit services provided by Ryland’s independent public accountants and the reports of Ryland’s internal auditors. During 2004, four meetings of the Audit Committee were held. Please review the Audit Committee Report contained in this Proxy Statement on page 7.

     The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of Ryland, including awards and distributions under Ryland’s compensation plans. Directors Jews, Mellor, Metcalfe and St. Martin serve as its members. During 2004, the Compensation Committee held three meetings. Please review the 2004 Compensation Committee Report on Executive Compensation contained in this Proxy Statement on page 9.

     The Finance Committee of the Board of Directors is composed of Directors Frécon, Mellor, Metcalfe and Wilson. The Finance Committee reviews and monitors the financial plans and capital structure of Ryland. There were two meetings of the Finance Committee during 2004.

     The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and Varello are the members of the Nominating and Governance Committee, which held three meetings during 2004. The Nominating and Governance Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of Ryland by the deadline indicated in Ryland’s Bylaws and described in this Proxy Statement in the section entitled “Stockholders’ Proposals and Communications with Directors” on page 25, and should identify the nominee by name and provide information about the nominee’s background and experience.

     As required by the rules of the NYSE, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the non-management directors. The Chairperson of the Nominating and Governance Committee, which is currently Mr. Jews, presides at these independent sessions.

     The Board of Directors has adopted a Code of Business Ethics which is applicable to both the Board of Directors and executive officers of Ryland. This Code is available on Ryland’s Web site (http://www.ryland.com) and will be provided to stockholders upon request.

COMPENSATION OF DIRECTORS

     Each Director who is not an employee receives an annual fee of $45,000; half of this amount is paid in cash and half is paid in Ryland’s Common Stock. Each non-employee Director is paid an additional $1,500 in cash for each meeting attended of the Board of Directors and of Committees of the Board of Directors, with the exception of the Committee Chairperson who is paid $2,000 in cash per committee meeting plus an annual Chairperson fee of $2,500. A Director may elect to have all or any part of their fees deferred under Ryland’s Executive and Director Deferred Compensation Plan. Under this Plan, amounts elected to be deferred are not included in a Director’s gross income for income tax purposes until actually distributed to the Director. Directors who are employees of Ryland do not receive additional compensation for service on the Board of Directors. During 2004, Ryland donated $20,000 for each Director to charitable organizations on behalf of, and as designated by, each individual Director.

     Ryland maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 2004, Ryland granted each non-employee Director an option to purchase 20,000 shares of Common Stock at an exercise price of $57.54 per share. The exercise price was the market price of the Common Stock on the date of grant. Stock options fully vest and become exercisable six months after the date of grant. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which Ryland’s Common Stock is listed. The Board of Directors has determined that Mr. Bane, a member of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K under the Securities Act of 1933. Mr. Hernandez, a member of the Audit Committee, serves on the audit committee of four public corporations. The Board of Directors has determined that Mr. Hernandez’s simultaneous service on the audit committees of four public corporations will not impair his ability to serve effectively on Ryland’s Audit Committee.

     The Board of Directors adopted and approved a written charter for the Audit Committee in 2003, a copy of which may be found on Ryland’s Web site (http://www.ryland.com). Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with Ryland’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal auditors and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

     The Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on April 20, 2005 with the opportunity to make a statement if they desire to do so and respond to appropriate questions. The Audit Committee determined that since Ernst & Young LLP did not provide services subject to the category entitled “All Other Fees” set forth below, Ernst & Young LLP’s independence was maintained.

     For the fiscal years ended December 31, 2004 and 2003 professional services were performed by Ernst & Young LLP.

     Total fees paid to Ernst & Young LLP aggregated $1,244,700 and $787,000 for the fiscal years ended December 31, 2004 and 2003, respectively, and were composed of the following:

     Audit Fees: The aggregate fees billed for the audit of the annual financial statements for the fiscal years ended December 31, 2004 and 2003, for reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, for testing and evaluating internal controls over financial reporting and for assistance with and review of documents filed with the SEC were $1,111,200 for 2004 and $646,000 for 2003.

     Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2004 and 2003 were $130,200 and $90,000, respectively. These fees relate to assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements. These services include: employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and consultations concerning evaluating internal controls over financial reporting and other financial accounting/reporting matters.

     Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2004 and 2003 were $3,300 and $51,000, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

     All Other Fees: No other fees were paid to Ernst & Young LLP in either fiscal year 2004 or fiscal year 2003.

     The Audit Committee annually approves in advance each year’s engagement for audit services. The Committee also established procedures for pre-approval of all audit-related, tax and permitted non-audit services provided by Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any fees pre-approved in this manner are reported to the Audit Committee at its next scheduled meeting. All services described above were pre-approved by the Audit Committee in fiscal 2004.

Audit Committee of the Board of Directors
  Daniel T. Bane
  Leslie M. Frécon
  Roland A. Hernandez
  Ned Mansour

     March 5, 2005

2004 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

     Ryland’s mission is to be a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, Ryland is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders’ equity. The Compensation Committee is committed to implementing a compensation program which furthers Ryland’s mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of Ryland’s business strategies:

•	All executive officers’, including the Chief Executive Officer’s, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in financial and operational performance.

•	A portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary equity interest provides a close identification with Ryland and aligns executive officers’ interests with those of stockholders. This policy promotes a continuing focus on building profitability and stockholder value.

•	Compensation opportunities should enhance Ryland’s ability to attract, retain and encourage the development of knowledgeable and experienced executives.

Components of Compensation

     The Compensation Committee relates total compensation levels for Ryland’s Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies, which include many of the same companies within the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement on page 16. Additionally, the Compensation Committee believes that Ryland’s competitors for executive talent also include other companies not included in this Index. Therefore, the Committee reviews general industry survey data on companies of comparable revenue size.

     The key elements of Ryland’s executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive officer’s total compensation package.

Base Salary

     The Compensation Committee regularly reviews each executive officer’s base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee’s judgment of sustained levels of individual contribution to Ryland.

     In accordance with his Employment Agreement dated July 1, 2002, Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer, receives a base annual salary of $1,000,000.

Annual Incentives

     The Senior Executive Performance Plan promotes Ryland’s pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses that are based on the profitability of Ryland and its business units. Annual bonus opportunities allow Ryland to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

     Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units.

     Under the terms of his Employment Agreement dated July 1, 2002, Mr. Dreier is eligible for an annual cash bonus equal to two percent of the consolidated pretax income of Ryland, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in Ryland’s financial statements. Mr. Dreier earned an annual cash bonus of $10,841,210 for 2004.

     Eligible executives on the corporate staff receive bonuses based upon a percentage of Ryland’s consolidated pretax income, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in Ryland’s financial statements. Executives in Ryland’s homebuilding and mortgage operations receive bonuses based on a percentage of the pretax earnings of their business units, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in Ryland’s financial statements.

Long-Term Incentives

     In keeping with Ryland’s commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive’s total compensation package.

     When awarding long-term incentives, the Compensation Committee considers an executive’s level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentive awards are in the form of stock options, restricted stock units, Common Stock and cash.

     Stock Options and Restricted Stock Units

     Stock options are granted at an option price which is the fair market value of Ryland’s Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. Ryland also periodically awards restricted stock units to executive officers with restrictions on vesting and payout. The value of the restricted stock units is dependent on the value of Ryland’s Common Stock and is, therefore, tied to the interest of stockholders. The size of the award can be adjusted based on individual factors and historical award data.

     The Ryland Group (TRG) Incentive Plan

     The TRG Incentive Plan provides for awards based on Ryland’s financial performance. Each year, the Compensation Committee establishes target award levels for each executive officer based on a percentage of the executive’s base salary. Executives can earn cash or Common Stock awards based on the extent to which pre-established financial goals are achieved or exceeded by Ryland. Awards are payable in cash or Common Stock with vesting occurring over three years.

     The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance Ryland’s ability to maintain a stable executive team focused on Ryland’s long-term success.

     For 2004, the Compensation Committee designated return on stockholders’ equity as the performance measure for the TRG Incentive Plan. Based on Ryland’s average return on stockholders’ equity for the three-year period from 2002 through 2004, which exceeded the targeted average return on stockholders’ equity, the Compensation Committee determined that the TRG Incentive Plan awards for 2004 were 276 percent of the target award value. A target award value for 2004 of 150 percent of base salary was established by the Compensation Committee for Mr. Dreier. Based on Ryland’s performance in 2004, which exceeded the targeted return on equity performance measure, Mr. Dreier received a TRG Incentive Plan award of $4,138,650.

Retirement Plans

     Ryland provides executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in Ryland’s Retirement Savings Opportunity Plan up to the statutory limits and receive certain matching contributions. Because of these statutory limits, Ryland also offers executive officers the ability to defer additional pay and to receive certain matching contributions through the Executive and Director Deferred Compensation Plan. Mr. Dreier and the executive officers of Ryland are entitled to payments under Ryland’s Supplemental Executive Retirement Plan and Senior Executive Supplemental Retirement Plan, which are defined benefit retirement plans.

Policy with Respect to the $1 Million Deduction Limit

     It is the policy of the Compensation Committee to continually evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code Section 162(m), as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. The stockholders of Ryland previously approved The Ryland Group, Inc. Senior Executive Performance Plan, an amendment to the TRG Incentive Plan and a Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.

Conclusion

     The Compensation Committee believes these executive compensation policies and programs serve the interests of the stockholders and Ryland effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to Ryland’s overall future success, thereby enhancing the value of Ryland for the stockholders’ benefit.

     The Compensation Committee will continue to monitor the effectiveness of the total compensation program to meet the current and future needs of Ryland. The Compensation Committee’s charter is available on Ryland’s Web site (http://www.ryland.com) and will be provided to stockholders upon request.

  Compensation Committee of the Board of Directors
  William L. Jews
  Robert E. Mellor
  Norman J. Metcalfe
  Charlotte St. Martin

     March 5, 2005

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (a)	Compensation (b)	Awards (c)	Options	Compensation(d)

Mr. Dreier - Chairman of the Board of	2004	$1,000,000	$12,245,622	$3,013,080	$0	0	$3,600,090
Directors, President and Chief Executive	2003	$1,000,000	$9,568,271	$2,340,577	$0	0	$5,265,128
Officer of The Ryland Group, Inc.	2002	$875,000	$6,350,717	$4,613,038	$12,149,500	0	$2,172,961

Mr. Milne – Executive Vice President	2004	$465,000	$2,121,561	$920,277	$0	60,000	$1,097,851
and Chief Financial Officer of	2003	$450,000	$1,681,344	$456,948	$0	60,000	$1,094,495
The Ryland Group, Inc.	2002	$375,000	$840,238	$325,295	$887,000	0	$535,492

Mr. Scott - Executive Vice President	2004	$415,000	$4,135,955	$778,550	$0	50,000	$1,016,062
of The Ryland Group, Inc.; President of	2003	$390,769	$3,400,003	$390,794	$0	50,000	$1,033,129
the North Central Region of Ryland Homes	2002	$315,000	$2,073,060	$214,411	$887,000	0	$493,316

Mr. Beisswanger - Senior Vice President	2004	$300,000	$2,336,779	$918,203	$0	40,000	$667,516
of The Ryland Group, Inc.; President of	2003	$280,000	$1,363,556	$456,355	$0	40,000	$588,132
the West Region of Ryland Homes	2002	$260,000	$401,866	$250,583	$887,000	0	$342,962

Mr. Schreiner - Senior Vice President	2004	$280,000	$2,134,819	$459,580	$0	30,000	$632,782
of The Ryland Group, Inc.; President of	2003	$270,000	$2,300,115	$228,356	$0	30,000	$633,905
Ryland Mortgage Company	2002	$250,000	$1,712,619	$125,292	$443,500	0	$359,511

(a)	Includes bonuses and earnings for 2004, 2003 and 2002, which were paid in 2005, 2004 and 2003, respectively. Includes for 2004, 2003 and 2002, the dollar value of the initial vested portion of awards under the TRG Incentive Plan as follows: Mr. Dreier 2004 - $1,379,412, 2003 - $1,278,272, 2002 - $876,152; Mr. Milne 2004 - $470,380, 2003 - $421,830, 2002 - $191,658; Mr. Scott 2004 - $381,637, 2003 - $340,873, 2002 - $183,992; Mr. Beisswanger 2004 - $275,882, 2003 - $238,611, 2002 - $151,866; Mr. Schreiner 2004 - $231,741, 2003 - $207,080, 2002 - $127,772.

(b)	Includes the gross-up adjustment for taxes on relocation reimbursements as follows: Mr. Milne 2002 - $74,712. Also includes Medicare taxes and gross-up adjustments paid for vested restricted stock units and the executive life insurance plan as follows: Mr. Dreier 2004 - $2,918,668, 2003 - $2,250,408, 2002 - $4,525,428; Mr. Milne 2004 - $920,277, 2003 - $456,948, 2002 - $250,583; Mr. Scott 2004 - $778,550, 2003 - $390,794, 2002 - $214,411; Mr. Beisswanger 2004 - $918,203, 2003 - $456,355, 2002 - $250,583; Mr. Schreiner 2004 - $459,580, 2003 - $228,356, 2002 - $125,292; and the personal health and services allowance and medical and fitness reimbursement paid to Mr. Dreier as follows: 2004 - $94,411, 2003 - $90,169, 2002 - $87,610.

(c)	Mr. Dreier was awarded 470,000 restricted stock units in 2002. The value of the restricted stock units, which is included as 2002 compensation, is based on the $25.85 closing price of Ryland’s Common Stock on the date of grant. The unvested remaining units vest and shares of Common Stock are to be delivered to Mr. Dreier in two annual installments of 94,000 each on February 15, 2006 and 2007, subject to performance criteria as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan.

Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. At December 31, 2004, the number and value of restricted stock units held by Mr. Dreier was 282,000 units at a value of $16,226,280.

Messrs. Milne, Scott and Beisswanger were each awarded 40,000 restricted stock units and Mr. Schreiner was awarded 20,000 restricted stock units by Ryland in 2002. The value of the restricted stock units, which is included in 2002 compensation, is based on the $22.18 closing price of Ryland’s Common Stock on the date of grant. The unvested remaining units vest and shares of Common Stock are to be delivered to Messrs. Milne, Scott and Beisswanger in the amount of 13,600 shares each on March 15, 2005, and 6,800 shares are to be delivered on March 15, 2005 to Mr. Schreiner.

Messrs. Milne, Scott, Beisswanger and Schreiner are entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. At December 31, 2004, the number and value of restricted stock units held by each of Messrs. Milne, Scott and Beisswanger was 13,600 units at a value of $782,544 each and the number and value of restricted stock units held by Mr. Schreiner was 6,800 units at a value of $391,272.

(d)	Includes Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan: Mr. Dreier 2004 - $554,479, 2003 - $392,074, 2002 - $233,097; Mr. Milne 2004 - $102,072, 2003 - $65,402, 2002 - $44,599; Mr. Scott 2004 - $206,657, 2003 - $137,335, 2002 - $105,171; Mr. Beisswanger 2004 - $84,297, 2003 - $31,800, 2002 - $24,800; and Mr. Schreiner 2004 - $140,688, 2003 - $111,576, 2002 - $89,442; the value of term life insurance received under Ryland’s executive life insurance plan: Mr. Dreier 2004 - $38,681, 2003 - $53,249, 2002 - $19,558; Mr. Milne 2004 - $6,542, 2003 - $4,142, 2002 - $2,139; Mr. Scott 2004 - $5,486, 2003 - $3,351, 2002 - $3,037; Mr. Beisswanger 2004 - $1,836, 2003 - $1,279, 2002 - $1,018; and Mr. Schreiner 2004 - $3,113, 2003 - $2,089, 2002 - $1,599; deferred cash and earnings under the TRG Incentive Plan: Mr. Dreier 2004 - $2,920,623, 2003 - $2,659,095, 2002 - $1,822,519; Mr. Milne 2004 - $989,237, 2003 - $867,214; 2002 - $400,629; Mr. Scott 2004 - $803,919, 2003 - $704,915, 2002 - $385,107; Mr. Beisswanger 2004 - $581,383, 2003 - $493,942, 2002 - $317,144; and Mr. Schreiner 2004 - $488,981, 2003 - $430,489, 2002 - $268,470; payments related to Ryland’s former split dollar life insurance plan; Mr. Dreier 2003 - $2,057,769; Mr. Milne 2003 - $157,736; Mr. Scott 2003 - $187,528; Mr. Beisswanger 2003 - $61,112; and Mr. Schreiner 2003 - $89,751; amounts related to the use of the corporate aircraft: Mr. Dreier 2004 - $86,307, 2003 - $102,942, 2002 - $97,787; and reimbursements for relocation expenses: Mr. Milne 2002 - $88,125.

STOCK OPTION GRANTS IN 2004

					Potential Realizable Value
					at Assumed Annual Rates
	Number of Securities	Percent of Total			of Stock Price Appreciation
	Underlying	Options Granted to	Exercise Price	Expiration	for 10 Year Option Term
Name	Options Granted (a)	Employees in 2004	($/Share)	Date	5%	10%
Mr. Milne	60,000	7.35%	40.0000	02/25/14	$1,509,347	$3,824,982

Mr. Scott	50,000	6.12%	40.0000	02/25/14	$1,257,789	$3,187,485

Mr. Beisswanger	40,000	4.90%	40.0000	02/25/14	$1,006,231	$2,549,988

Mr. Schreiner	30,000	3.67%	40.0000	02/25/14	$754,674	$1,912,491

(a)	These stock options vest annually over three years in installments of 33, 33 and 34 percent of the number of stock options granted beginning on the first anniversary date of the grant date.

AGGREGATED STOCK OPTION EXERCISES IN 2004
AND YEAR-END STOCK OPTION VALUES

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares Acquired	Value	Unexercised Options at Year End		Money Options at Year End
Name	on Exercise	Realized (a)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Dreier	240,000	$8,779,920	1,460,000	–	$76,787,600	–

Mr. Milne	–	–	69,900	100,200	$3,342,633	$2,521,710

Mr. Scott	40,000	$1,235,318	36,500	83,500	$1,633,075	$2,101,425

Mr. Beisswanger	–	–	13,200	66,800	$482,460	$1,681,140

Mr. Schreiner	40,000	$1,651,096	56,800	50,100	$2,772,716	$1,260,855

(a)	“Value Realized” is equal to market price at exercise less exercise price.

EQUITY COMPENSATION PLAN INFORMATION

			Number of securities remaining
	Number of Securities to be issued	Weighted-Average exercise	available for future issuance under
	upon exercise of outstanding	price of outstanding options,	equity compensation plans (excluding
Plan Category	options, warrants and rights	warrants and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans	5,892,198	$19.15	1,918,608
approved by stockholders

Equity compensation plans not	0	$0	0
approved by stockholders (1)

(1)	Ryland does not have any equity compensation plans that have not been approved by stockholders.

EMPLOYMENT AGREEMENTS

     On July 1, 2002, Ryland entered into an Employment Agreement with Mr. Dreier for a period extending until December 30, 2007. The agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement’s term. In the event of a “change of control” of Ryland, the term of Mr. Dreier’s Employment Agreement could be extended for up to three years. Under the agreement, Mr. Dreier will receive a base salary of $1,000,000 per year and is eligible for an annual cash bonus equal to two percent of Ryland’s adjusted consolidated pretax income, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and other non-recurring or unusual expenses or charges. In addition, Mr. Dreier is entitled to participate in the TRG Incentive Plan, with a target performance award equal to 150 percent of his base salary. Mr. Dreier also received an award of 470,000 restricted stock units that vest and are paid in the amount of 94,000 shares of Common Stock on each of May 1, 2003 and February 15, 2004, 2005, 2006, and 2007, subject to performance criteria related to Ryland’s return on stockholders’ equity as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan. This award of restricted stock units also includes payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units, and of dividend equivalent payments with respect to the unvested stock units as of each dividend payment date.

     If Mr. Dreier’s employment is terminated without “cause” or if he resigns “for good reason,” Mr. Dreier receives salary and benefits for the remaining term of the agreement or 24 months, whichever is greater, a bonus payment equal to the bonus paid or payable in the fiscal year prior to termination multiplied by the remaining number of years within the term of the Employment Agreement, a payment of all vested benefits and awards, and accelerated vesting under Ryland’s benefit and equity plans. In the event of a termination of Mr. Dreier’s employment within three years of a “change of control” of Ryland, he receives a cash payment equal to three times his highest annual salary and bonus, accelerated vesting under Ryland’s benefit and equity plans, three years of continued receipt of his current benefits, as well as relocation and outplacement assistance. If any payment under the Employment Agreement would subject Mr. Dreier to an excise tax liability, Ryland shall pay Mr. Dreier an additional amount sufficient to cover such tax liability.

     The Employment Agreement also provides for payments to Mr. Dreier under a Supplemental Executive Retirement Plan within 60 days of the later of January 1, 2008 or Mr. Dreier’s retirement from employment with Ryland (the “SERP Benefit”). The SERP Benefit vests at a rate of 20 percent per year on each of December 30, 2003, 2004, 2005, 2006 and 2007, unless accelerated as a result of a “change of control” or termination of employment without cause. The SERP Benefit will be paid at the election of Mr. Dreier as either an annual payment of $2,400,000 for a period of 15 years or a lump sum payment in the amount of the present value of the SERP Benefit calculated using an eight percent discount rate. Ryland is obligated to set aside amounts necessary to fund, and immediately prior to any “change of control” Ryland must fully fund, the SERP Benefit. At the time that Mr. Dreier is eligible to receive the SERP Benefit, Mr. Dreier and his spouse are provided with an Executive Retirement Health Insurance Program for a period of 15 years which shall provide the same continued coverage and benefits as Ryland’s executive health insurance program in which Mr. Dreier participated prior to his retirement or termination of employment with Ryland.

     On July 1, 2003, Ryland established a Senior Executive Supplemental Retirement Plan for the executive officers of Ryland, including Messrs. Milne, Scott, Beisswanger and Schreiner. The Senior Executive Supplemental Retirement Plan provides for payments within 60 days of the participant’s 60th birthday (the “Senior Executive SERP Benefit”). The Senior Executive SERP Benefit vests at a rate of 20 percent per year on each anniversary date of commencement of participation in the Senior Executive Supplemental Retirement Plan, unless accelerated as a result of a “change-in-control” or termination of employment without cause. The Senior Executive SERP Benefit will be paid at the election of the participants as either an annual payment of $150,000 for a period of 15 years or a lump sum payment in the amount of the present value of the Senior Executive SERP Benefit calculated using an eight percent discount rate. Ryland is obligated to set aside amounts necessary to fund, and immediately prior to any “change-in-control” Ryland must fully fund, the Senior Executive SERP Benefit.

     Ryland has Senior Executive Severance Agreements pursuant to which, upon termination of employment within three years of a “change-in-control” of Ryland, Ryland’s executive officers, including Messrs. Milne, Scott, Beisswanger and Schreiner, receive a cash payment equal to two times the highest annual compensation paid to them during the three years prior to termination, accelerated vesting under Ryland’s benefit and equity plans, and relocation and outplacement assistance. They are also entitled to receive medical and other benefits for two years.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
(Stock Price Appreciation Plus Dividends)

     This chart graphs Ryland’s performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor’s 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Ryland; Beazer Homes USA, Inc.; Centex Corporation; Champion Enterprises, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; Standard Pacific Corp. and Toll Brothers, Inc.

(a)	Assumes that the value of Ryland’s Common Stock and the Indices were $100 on January 1, 2000, and that all dividends were reinvested.

PROPOSAL NO. 2
PROPOSAL TO APPROVE THE RYLAND GROUP, INC.
2005 EQUITY INCENTIVE PLAN

     On February 23, 2005, Ryland’s Board of Directors approved the 2005 Equity Incentive Plan (the “2005 Plan”) as recommended by the Compensation Committee and subject to approval by the stockholders of Ryland. Ryland’s stockholders are being asked to approve the 2005 Plan. If approved, the 2005 Plan will replace the 2002 Equity Incentive Plan (the “2002 Plan”) and no further awards will be issued under the 2002 Plan. If the 2005 Plan is not approved by the stockholders, the 2002 Plan will remain in force.

     As of February 23, 2005, there are 768,772 shares remaining for future grant under the 2002 Plan. If the stockholders approve the 2005 Plan, the remaining shares available for future grant under the 2002 Plan or any shares which underlie awards granted under the 2002 Plan that are forfeited, expire or are canceled without delivery of shares, plus an additional 475,000 shares of Common Stock (subject to adjustment in the event of stock splits and similar events) will be available for issuance under the 2005 Plan. Based on the level of grants made in recent years, the 2005 Plan will provide sufficient equity incentive award capacity for the next two years, which the Board of Directors believes is reasonable under the circumstances.

     Ryland’s Board of Directors believes that the 2005 Plan is critical to Ryland’s ability to attract, retain and motivate the key personnel necessary to maintain Ryland’s success. The 2005 Plan will enable Ryland to attract and retain the highest caliber employees, to link incentive rewards to corporate and stockholder performance, and to encourage capital accumulation and stock ownership by key personnel in order to increase their proprietary interest in Ryland’s success.

     In addition to advancing those interests, Ryland’s Board of Directors believes that the provisions of the 2005 Plan reflect Ryland’s continued commitment to strong corporate governance practices in the interest of its stockholders in the following ways:

•	The 2005 Plan does not include any of the 2002 Plan’s liberal share counting provisions (such as provisions that permit shares withheld to pay taxes or the exercise price of stock options to be regranted under the plan) that otherwise could have increased the number of shares available for grant without stockholder approval.

•	The 2005 Plan does not include any evergreen provisions. That is, the maximum number of shares issuable under the 2005 Plan is fixed and cannot be increased without stockholder approval, a maximum term for the 2005 Plan is specified, and no new stock options will be awarded automatically upon the exercise of another stock option.

•	The 2005 Plan prohibits stock option repricing and issuing options with an exercise price below fair market value on the date granted.

•	To help manage future overhang levels, stock options granted under the 2005 Plan may not have a term longer than five years.

•	To ensure that awards are tied to performance or retention incentives, all awards granted under the 2005 Plan must have a minimum three-year vesting period or, if vesting is based on performance criteria established by the Compensation Committee, at least a one-year vesting period.

     The 2005 Plan, if approved by the stockholders, will be effective on the date of the 2005 Annual Meeting of Stockholders and will remain in effect until February 20, 2015, unless it is terminated by the Board of Directors or Compensation Committee at an earlier date.

     As of February 23, 2005, Ryland has 768,772 shares available for grant under the 2002 Plan and 1,153,200 shares available for grant under the 2004 Non-Employee Director Equity Plan. The number of options outstanding under all plans as of February 23, 2005 is 5,279,630 with a weighted average exercise price of $19.47 and weighted average remaining term of 6.2 years. The number of restricted stock awards outstanding is 262,800 as of February 23, 2005, which will be reduced to 188,000 units on March 15, 2005 when 74,800 restricted stock units vest. No further stock options, Common Stock or stock unit awards will be granted under the plans prior to the Annual Meeting of Stockholders.

     A copy of the 2005 Plan is attached to this Proxy Statement as Exhibit A. The following summary description is qualified by reference to the 2005 Plan.

Summary of Proposed Equity Incentive Plan

     Number of Shares

     The number of shares of Common Stock available for issuance under the 2005 Plan includes 768,772 shares carried over from the 2002 Plan plus 475,000 new shares. Any shares of Common Stock covered by an award (or portion of an award) granted under the 2005 Plan or the 2002 Plan that is forfeited, expires or is canceled without delivery of shares will again be available for award under the 2005 Plan. To the extent any shares covered by an award are not issued because the award is settled in cash, such shares will again be available for award under the 2005 Plan.

     The following additional restrictions are imposed under the 2005 Plan.

•	The maximum number of shares of Common Stock that may be issued in conjunction with non-stock option awards under the Plan (including shares carried over from the 2002 Plan) is 425,000 shares.

•	The maximum number of shares that may be issued in connection with incentive stock options intended to qualify under Internal Revenue Code section 422 is the number of shares initially available for award on the effective date of the 2005 Plan.

•	The maximum number of shares subject to awards of any combination that may be granted under the 2005 Plan during any calendar year to any one person is 500,000 shares.

     The number of shares reserved for issuance under the 2005 Plan, and the limits on the number of awards that may be granted under the 2005 Plan to any one person or of a particular type, as described above, are subject to adjustment to reflect certain subsequent capital adjustments such as stock dividends, stock splits and share exchanges.

     Administration; Eligibility

     The selection of the participants in the 2005 Plan will be determined by the Compensation Committee of the Board of Directors. From time to time, one or more committees as may be appointed by the Board of Directors or Compensation Committee may serve as plan administrator, and, to the extent permitted by applicable law, the Compensation Committee may delegate authority to a committee of officers to make awards to persons who are not subject to Section 16 of the Securities Exchange Act of 1934. Key employees and other individuals providing bona fide services to or for Ryland, or any affiliate of Ryland, are eligible to receive awards under the 2005 Plan. Approximately 206 employees at present are eligible to receive awards under the 2005 Plan.

     Types of Awards

     The 2005 Plan allows for the grant of stock options, restricted stock and stock unit awards in any combination, separately or in tandem. The Compensation Committee will determine the terms and conditions of awards granted under the 2005 Plan, including the times when awards vest and their exercise periods following certain events, such as termination of employment. The 2005 Plan specifies, however, that all awards must have a minimum three-year graded vesting period or, if subject to performance criteria established by the Compensation Committee, at least a one-year vesting period. All awards granted under the 2005 Plan will fully vest and remain exercisable following a “change in control” of Ryland.

     Stock Options. The Compensation Committee may grant either incentive stock options qualified under Internal Revenue Code section 422, or options not qualified under any section of the Internal Revenue Code (“non-qualified options”). All stock options granted under the 2005 Plan must have an exercise price at least equal to the fair market value of the underlying Common Stock on the grant date. No stock option granted under the 2005 Plan may have a term longer than five years. As of February 23, 2005, the fair market value of a share of Ryland’s Common Stock, determined by the last reported sale price per share on that date as quoted on the New York Stock Exchange, was $65.13. The exercise price of stock options may be paid in cash or by any other means the Compensation Committee approves.

     Stock Awards. Awards of shares of Common Stock may be issued with or without payment of consideration by the participant. Stock awards will be subject to conditions and restrictions specified by the Compensation Committee. Generally, stock awards will be subject to forfeiture if the recipient terminates his or her service relationship with Ryland before the restrictions lapse.

     Stock Unit Awards. Awards of stock units may be issued with or without payment of consideration by the participant. Stock units represent a promise to deliver shares, or an amount of cash equal to the value of the underlying shares, at a future date. Stock unit awards will be subject to conditions and restrictions specified by the Compensation Committee. Stock units granted to a participant will be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of Ryland’s assets. Except as otherwise provided in the applicable award agreement, the participant will not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit.

     Performance Awards. In order to enable Ryland to avail itself of the tax deductibility of “qualified performance-based compensation,” within the meaning of Internal Revenue Code section 162(m), paid to certain executive officers, the 2005 Plan provides that the Compensation Committee may determine that the granting, vesting, right to exercise or lapse of restrictions associated with an award (referred to as a “performance-based award”) under the 2005 Plan is contingent upon the attainment of one or more preestablished, objective performance goals based on any, or any combination, of specified business criteria. The criteria may apply to an individual, a business unit or Ryland. For this purpose, the specified business criteria are limited to the following:

•	return on stockholder equity

•	return on investment

•	total revenue

•	earnings before interest and taxes (EBIT)

•	earnings before interest, taxes, depreciation and appreciation (EBITDA)

•	profits

•	stock price

•	earnings per share, or

•	cost containment.

     Performance goals may include minimum, maximum and target levels of performance. The size of the performance-based award or the lapse of restrictions with respect to the performance-based award generally will be based on the level of performance attained. The Compensation Committee may modify the measurement criteria as applied to performance-based awards to offset any unintended results arising from events not anticipated when the performance goals were established. However, any such modifications may be made with respect to an award granted to one of Ryland’s executive officers only to the extent permitted by Internal Revenue Code section 162(m).

     Performance awards may be payable in whole or in part in cash. The maximum cash amount that may be payable in combination with any performance-based award distributable in restricted stock or stock units is the cash amount equal to the sum of the fair market value of the underlying shares plus the federal and state income and Medicare taxes, assuming highest marginal tax rates associated with the grant, vesting or distribution of the related restricted stock or stock units.

     Grants of Awards

     No stock options or other awards have been granted under the 2005 Plan. The Compensation Committee has not considered what awards will be made under the 2005 Plan and, consequently, the number of shares that will be covered by any such awards and the persons to whom awards will be made cannot be determined as of the date of this Proxy Statement.

     Amendments

     The Board of Directors or the Compensation Committee may alter, amend, suspend, or discontinue the 2005 Plan or any portion of the 2005 Plan at any time, but no such action may be taken without stockholder approval if it materially increases the benefits to participants, materially modifies the requirements as to eligibility to receive awards, or materially increases the number of shares of Common Stock that may be issued under the 2005 Plan. The Compensation Committee may alter or amend awards under the 2005 Plan, but no such action may be taken without the consent of the participant if it would adversely affect an outstanding award, and no such action may be taken if it would result in repricing a stock option to a lower exercise price other than to reflect a capital adjustment such as a stock split.

     Federal Income Tax Consequences

     The following summary is intended only as a general guide to the United States federal income tax consequences under current law of incentive stock options and non-qualified stock options, which are authorized for grant under the 2005 Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the 2005 Plan.

     Incentive Stock Options. An optionholder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Internal Revenue Code Section 422. Optionholders who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionholder satisfies such holding periods upon a sale of the shares, Ryland will not be entitled to any deduction for federal income tax purposes. If an optionholder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionholder upon the disqualifying disposition of the shares generally will result in a deduction by Ryland for federal income tax purposes.

     Non-Qualified Stock Options. Options not designated or qualifying as incentive stock options will be non-qualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to Ryland with respect to the grant of a non-qualified stock option or the sale of the stock acquired pursuant to such grant. Ryland generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified stock option.

     Other Considerations. The Internal Revenue Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers if the compensation payable is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. Ryland intends for compensation arising from grants of awards under the 2005 Plan that are based on performance goals, and stock options granted at fair market value, to be deductible by Ryland as performance-based compensation not subject to the $1 million limitation on deductibility.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 2005 EQUITY INCENTIVE PLAN. APPROVAL OF THE PLAN REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE PROPOSED PLAN UNLESS OTHERWISE SPECIFIED.

PROPOSAL NO. 3
PROPOSAL TO APPROVE AN AMENDMENT TO RYLAND’S CHARTER
INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     It is in the best interests of Ryland and its stockholders to amend Ryland’s Articles of Incorporation (“Charter”) to increase the number of authorized shares of Common Stock to 200,000,000 from 80,000,000. Ryland has completed two two-for-one stock splits within the last three years which have depleted its reserve of authorized but unissued shares of Common Stock. At this time, Ryland could not complete another two-for-one stock split without an increase in its number of authorized shares of Common Stock. Therefore, the current number of authorized shares is not adequate to allow for future stock splits or other corporate purposes.

     The current Charter provides for the authorization of 80,000,000 shares of Common Stock. The proposed amendment provides for the authorization of 120,000,000 additional shares of Common Stock. As of February 7, 2005, based on the number of shares of Common Stock currently outstanding and the number of shares eligible for issuance under all stock options plans, there were 55,122,378 shares of Common Stock either outstanding or reserved, leaving 24,877,622 authorized, but unissued, and unreserved shares of Common Stock available for future stock splits or other corporate purposes.

     With this increase, there will be sufficient shares of Common Stock available for future stock splits, and other corporate purposes, other than issuance of shares of Common Stock pursuant to option grants or stock awards to employees consistent with past practices. We have no current plans to issue any of the authorized, unreserved and unissued shares of Common Stock or the additional shares of Common Stock proposed to be authorized.

     If the amendment is approved, the newly authorized shares of Common Stock will have all of the rights and privileges of the shares of Common Stock presently authorized. Once shares of Common Stock are authorized, the Board of Directors may issue shares of Common Stock without stockholder approval except as required by law or regulations or by the rules of any stock exchange on which Ryland’s securities are listed.

     The proposed Articles of Amendment to Ryland’s Charter are attached to this Proxy Statement as Exhibit B. If the Articles of Amendment are approved by the stockholders, it is the intention of the Board of Directors to file Articles of Amendment and Restatement incorporating the approved Articles of Amendment and removing outdated provisions regarding Ryland’s previously retired Series A ESOP Convertible Preferred Stock, with the Maryland State Department of Assessments and Taxation, as soon as practicable after the Annual Meeting of Stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO RYLAND’S CHARTER INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. APPROVAL OF THE ARTICLES OF AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF RYLAND’S OUTSTANDING SHARES OF COMMON STOCK. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE PROPOSED ARTICLES OF AMENDMENT UNLESS OTHERWISE SPECIFIED.

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL CONCERNING
ENERGY EFFICIENCY AND GREENHOUSE GAS EMISSIONS

     Ryland has received a stockholder proposal from The Nathan Cummings Foundation, (“NCF”), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. NCF has requested that Ryland include the following proposal in its Proxy Statement for the 2005 Annual Meeting of Stockholders, and if properly presented this proposal will be voted on at the Annual Meeting. NCF beneficially owns approximately 200 shares of Ryland’s Common Stock. The stockholder proposal is quoted verbatim in italics below.

     Ryland’s Management disagrees strongly with the adoption of the resolution proposed below and asks stockholders to read and carefully consider management’s response, which follows the stockholder proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 4.

Vote required

     Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting of Stockholders.

Legal Effect of Approval

     The stockholder proposal set forth below is a request to the Board of Directors to consider a matter. If the proposal passes, the Board of Directors may consider, in its business judgement, whether to take the requested action or not, but it is not legally obligated to do so.

Proponents’ proposal

THE NATHAN CUMMINGS’ ENERGY EFFICIENCY RESOLUTION

     “WHEREAS:

     Climate change is increasingly recognized as a serious environmental issue. Concerns about greenhouse (GHG) emissions and dependency on fossil fuels are leading to increasing interest in energy efficiency. This is particularly relevant for companies engaged in building homes. According to the Environmental Protection Agency (EPA), the energy used in homes accounts for more than 20% of all U.S. GHG emissions, with the average home emitting more pollutants than the average car.

     Although the United States has not ratified the Kyoto Treaty, at least half of U.S. states are addressing global warming through legislation, lawsuits or programs to reduce GHG emissions. Climate change and its implications for long-term shareholder value are also the focus of increasing investor attention. In 2003 investors representing over $10 trillion in assets signed on to the Carbon Disclosure Project asking companies to disclose emissions data and efforts to reduce them.

     The EPA encourages companies to reduce GHG emissions and conserve energy through what is now a voluntary program, ENERGY STAR. In 1999 it introduced its national energy performance rating systems for buildings. The program provides assessment tools to help homeowners and building managers achieve greater energy efficiency and realize associated cost savings. By the end of 2002, approximately 1,100 buildings nationwide had earned the ENERGY STAR label. As a group, these buildings use 40% less energy than the average building in the United States.

     Because using energy more efficiently avoids emissions from power plants, avoids the need for new power plants and reduces energy bills, sizable benefits can accrue. The EPA estimates that during 2002 efforts under the program saved enough energy to power 20 million homes and avoid GHG emissions equivalent to those produced by roughly 18 million cars. Approximately half of these energy savings were from private homes.

     The EPA estimates that a home fully equipped with ENERGY STAR qualifying products will operate on about 30% less energy than a house equipped with standard products, saving the typical homeowner about $400 each year. Also, homes built to ENERGY STAR standards are 30 percent more energy efficient than homes built to the Model Energy Code.

     We believe taking action to improve energy efficiency can result in financial and competitive advantages to the company. Conversely, inaction or opposition to emissions reduction and energy efficiency efforts could expose the company to regulatory and litigation risk, and reputation damage.

     RESOLVED:

     The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to increase energy efficiency and reduce greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.”

Management’s statement in opposition to the proposal

     Ryland already addresses the concerns raised by the foregoing proposal about energy efficiency and environmental responsibility in the evaluation of the products that are included in the homes it sells to its customers. For example, the appliances purchased from General Electric Company, which are used in Ryland’s homes, are ENERGY STAR qualifying products. In the letter that Ryland received from the Nathan Cummings Foundation, which is the stockholder proposing the foregoing resolution, it states that “(W)e note that several divisions of the Company are active participants in the ENERGY STAR program... We commend the Company for these efforts.” We appreciate this recognition by the Nathan Cummings Foundation. This recognition confirms Ryland’s effort to purchase the appliances, heating and air conditioning units and other products incorporated into its homes from environmentally responsible companies that are ENERGY STAR participants and companies that are active in addressing environmental impacts and greenhouse gas emissions.

     Ryland recognizes that concerns raised by the proposal regarding energy efficiency and greenhouse gas emissions and their potential adverse effect on the environment are timely and important issues. Ryland is a member of the local communities in which it builds and, as a national homebuilder, a member of the United States community at large. Therefore, Ryland has a vested interest in these topical issues, and it is Ryland’s policy to monitor regulatory and scientific developments regarding the environment and meet or exceed all of its obligations.

     With respect to the homebuilding industry, Ryland believes that the issues raised by the proposal arise primarily from generating the power used to operate air conditioning systems, and to a lesser extent by carbon dioxide released from the burning of natural gas in gas-fired furnaces in Ryland homes and by refrigerants within air conditioning systems, refrigerators and freezers. In this regard, Ryland’s policy is to design its finished products in a way that is environmentally sound, prevents pollution, conserves resources and energy, minimizes the use of hazardous materials and reduces waste. Such efforts are routinely reshaped by management’s evaluation of the availability of new technology, the relative costs and benefits of meeting or exceeding energy efficiency standards and the impact of new regulations.

     As a stockholder, you know that Ryland is a leading homebuilder with a national reputation for producing superior quality homes. Ryland’s customers demand the best not only from the finished product but from the components that make up a new Ryland home, and an important way for Ryland’s suppliers to differentiate their products is to be at the forefront of developing new products that decrease energy usage. In this regard:

•	All of the appliances in new Ryland homes are manufactured by General Electric Company, which has been recognized with the DOE/EPA ENERGY STAR Partner of the Year Award for outstanding contributions to environmental protection and energy efficiency in the manufacture of high-efficiency household appliances and lighting products.

•	The HVAC (heating ventilation and air conditioning) systems in new Ryland homes are manufactured by Carrier/Bryant, and all of their products meet or exceed mandatory efficiency standards in the industry for annual fuel utilization efficiency, seasonal energy efficiency ratio, heating seasonal performance factor and Bels-ratings.

     It is clear that Ryland already addresses the issues identified in the stockholder proposal. Ryland believes that carefully selecting its manufacturers is its best approach to effectively and responsibly address the issues raised by the proposal.

     Ryland evaluates the short-term and long-term environmental effects of its operations on its local communities. As a matter of practice, Ryland undertakes a comprehensive review of the environmental concerns affecting each of its construction projects and meets or exceeds all of its obligations under the environmental protection standards applicable to each project. Ryland has concentrated significant efforts in these areas, guided by its mission to be America’s Home Builder. Ryland will continue to evaluate and implement initiatives aimed at environmental concerns. As a result, the assessment requested by the proponent already takes place within the process of purchasing the products that are incorporated into Ryland’s homes as well as in Ryland’s operation of its homebuilding business. Therefore, an assessment by “a committee of independent directors of the Board” is unnecessary, is within the ordinary operation of the business of Ryland, and is effectively and thoroughly addressed by Ryland’s management in the operation of Ryland’s homebuilding business.

     FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. APPROVAL OF PROPOSAL NO. 4 REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon Ryland’s review of Forms 3, 4 and 5 as well as any amendments submitted to Ryland during 2004 for any person subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), there were no persons who failed to file on a timely basis during 2004 reports required by Section 16(a) of the Exchange Act.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

     Proposals of stockholders intended to be presented at the 2006 Annual Meeting of Stockholders of Ryland must be received by Ryland on or before November 11, 2005, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in Ryland’s Proxy Statement and proxy relating to the 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2006 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive the notice of nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2006 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 2006, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

     Stockholders and any interested parties may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc. c/o General Counsel and Secretary, 24025 Park Sorrento, Suite 400, Calabasas, California 91302. If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the General Counsel and Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The General Counsel and Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

OTHER MATTERS

     If any other business should come before the meeting, the proxy holders will vote according to their discretion.

EXHIBIT A

THE RYLAND GROUP, INC.
2005 EQUITY INCENTIVE PLAN

1.	Purpose and Types of Awards

     The purpose of THE RYLAND GROUP, INC. 2005 EQUITY INCENTIVE PLAN (the “Plan”) is to promote the long-term growth and profitability of the Corporation by providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation.

     The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), restricted stock awards, stock units or any combination of the foregoing.

2.	Definitions

     Under this Plan, except where the context otherwise indicates, the following definitions apply:

     (a) “Administrator” means the Board, the Compensation Committee of the Board, or any committee or committees that are appointed by the Compensation Committee or the Board that have authority to administer the Plan as provided in Section 3 hereof.

     (b) “Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by or is under common control with the Corporation (including joint ventures, limited liability companies and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

     (c) “Award” shall mean any stock option, restricted stock award or stock unit award.

     (d) “Board” shall mean the Board of Directors of the Corporation.

     (e) “Change in Control” shall mean:

          (i) The acquisition by any person, other than the Corporation or any employee benefit plans of the Corporation, of beneficial ownership of 20 percent or more of the combined voting power of the Corporation’s then outstanding voting securities;

          (ii) The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of Common Stock have been purchased;

          (iii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

          (iv) Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation; provided, however, that for purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code section 409A.

     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     (g) “Common Stock” shall mean shares of common stock, $1.00 par value, of the Corporation.

     (h) “Corporation” shall mean The Ryland Group, Inc. and its successors and assigns.

     (i) “Designated Beneficiary” shall mean the beneficiary designated by an Award holder, in a manner and to the extent determined by the Administrator, to receive amounts due or exercise rights of the Award holder in the event of the Award holder’s death. In the absence of an effective designation by an Award holder, “Designated Beneficiary” shall mean the Award holder’s estate.

     (j) “Effective Date” shall mean the date the Plan is approved by the stockholders of the Corporation.

     (k) “Fair Market Value” shall mean, with respect to a share of the Corporation’s Common Stock or other property for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, “Fair Market Value” with respect to a share of the Corporation’s Common Stock shall mean, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(k) shall mean either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

     (l) “Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

     (m) “Plan Share Reserve” means the maximum number of shares of Common Stock that may be issued with respect to Awards granted under the Plan.

     (n) “Prior Plans” shall mean The Ryland Group, Inc. 1992 Equity Incentive Plan and the 2002 Equity Incentive Plan.

     (o) “2002 Equity Incentive Plan” shall mean The Ryland Group, Inc. 2002 Equity Incentive Plan, the term of which expires on April 24, 2012.

3.	Administration

     (a) Administration of the Plan. The Plan shall be administered by the Board, the Compensation Committee of the Board, or any committee or committees that are appointed by the Compensation Committee or the Board from time to time.

     (b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

     The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(c) of the Plan, (A) any modification that would adversely affect any outstanding Award shall not be made without the consent of the holder, and (B) the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other service relationship with the Corporation; and (vii) to establish, amend, modify, administer or terminate subplans, and prescribe, amend and rescind rules and regulations relating to such subplans.

     The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable. To the extent permitted by applicable law, the Administrator may delegate to one or more executive officers of the Corporation the power to (i) grant Awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, or any successor provision and are not officers of the Corporation, and (ii) make all determinations under the Plan with respect thereto, provided that the Administrator shall fix the maximum amount of such Awards for the group and a maximum for any one Award recipient.

     (c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

     (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

     (e) Indemnification. To the maximum extent permitted by law and by the Corporation’s charter and by-laws, the members of the Administrator shall be indemnified by the Corporation in respect of all their activities under the Plan.

     (f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Corporation, and their respective successors in interest.

4.	Shares Available for the Plan; Maximum Awards

     (a) Plan Share Reserve. Subject to the following provisions of this Section 4 and adjustments as provided in Section 7(c) of the Plan, the Plan Share Reserve shall be equal to the sum of: (i) 475,000 shares of Common Stock; (ii) 768,772 shares of Common Stock remaining under the 2002 Equity Incentive Plan that are not subject to outstanding grants of Awards under Prior Plans; and (iii) any shares of Common Stock that are represented by Awards granted under the Prior Plans that are forfeited, expire or are canceled without delivery of shares of Common Stock or which result in the forfeiture of the shares of Common Stock back to the Corporation.

     (b) Adjustments to Plan Share Reserve; Fixed ISO Limit. If any Award, or portion of an Award, under the Plan or the Prior Plans expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, the shares subject to such Award shall thereafter be available for Awards under the Plan; provided, however, that no more than the number of shares available for issuance on the Effective Date shall be made available for purchase pursuant to incentive stock options.

     (c) Cash Settlement of Awards. To the extent any shares of Common Stock covered by an Award are not delivered to an Award holder or the holder’s Designated Beneficiary because the Award is settled in cash, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan.

     (d) Limitation on Restricted Stock and Stock Units. Notwithstanding the provisions of Section 4(a) of the Plan and subject to adjustment as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock that may be issued in conjunction with Awards granted pursuant to subsections (d) and (e) of Section 6 of the Plan (relating to restricted stock awards and stock units) shall be 425,000 shares of Common Stock; provided, however, that any shares of Common Stock that are forfeited back to the Corporation with respect to any such Awards shall be available for further Awards under subsections (d) and (e) of Section 6 of the Plan.

     (e) Code Section 162(m) Limit. Subject to adjustments as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual under this Plan shall be limited to 500,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled. The maximum cash amount that may be payable in combination with any performance-based award distributable in restricted stock or stock units is the cash amount equal to the sum of the fair market value of the underlying shares plus the federal and state income and Medicare taxes, assuming highest marginal tax rates, associated with the grant, vesting or distribution of the related restricted stock or stock units.

5.	Participation

     Participation in the Plan shall be open to all employees, officers and other individuals providing bona fide services to or for the Corporation or of any Affiliate of the Corporation, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Corporation or an Affiliate provided that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.	Awards

     (a) Terms of Awards. The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement, provided that all Awards shall have a minimum three-year graded vesting period, or a one-year vesting period plus performance criteria established by the Administrator.

     (b) Performance Factors. For purposes of ensuring that compensation arising from Awards granted under the Plan to officers and key employees of the Company is deductible as qualified performance-based compensation within the meaning of Code section 162(m), the Administrator may provide that the granting, vesting, right to exercise or lapse of restrictions associated with an Award (each, a “performance-based award”) is contingent upon the attainment of one or more pre-established, objective performance goals based on any, or any combination, of the following business criteria as it may apply to an individual, a business unit, or the Company: return on stockholder equity, return on investment, total revenue, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and appreciation (“EBITDA”), profits, stock price, earnings per share, or cost containment. Performance goals may include minimum, maximum and target levels of performance, with the size of the performance-based award or the lapse of restrictions with respect thereto based on the level attained. The Administrator may, at its sole discretion, modify the measurement criteria as applied to performance-based awards to offset any unintended results arising from events not anticipated when the performance goals were established; provided, that such modifications may be made with respect to an Award granted to any executive officer of the Company only to the extent permitted by Code section 162(m).

     (c) Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options, as that term is defined in Code section 422, or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Corporation. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option. All stock options granted under the Plan must have an exercise price at least equal to Fair Market Value as of the date of grant and may not have a term longer than five years. Except for adjustments pursuant to Section 7(c), the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price.

     (d) Stock Awards. The Administrator may from time to time grant restricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

     (e) Stock Units. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units in such amounts and on such terms and conditions as it shall determine. Stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation’s assets. An Award of stock units may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Shares of Common Stock awarded in connection with an Award of stock units may be issued for such consideration as may be determined by the Administrator, including for no consideration or such minimum consideration as may be required by law. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit to the grantee.

7.	Miscellaneous

     (a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Corporation or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. Notwithstanding the above, in no event may holders of Awards satisfy such tax liability through the tender or withholding of shares of Common Stock.

     (b) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

     (c) Adjustments; Business Combinations.

          (i) Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Corporation, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Corporation to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

          (ii) In the event of any other changes affecting the Corporation, the capitalization of the Corporation or the Common Stock of the Corporation by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator except as otherwise provided in Section 7(d), in its discretion and without the consent of holders of Awards, may make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual, as provided in Section 4 of the Plan, and to the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

          (iii) The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.

     (d) Change in Control. Notwithstanding the provisions of Section 7(c)(ii), in the event of a Change in Control, all Awards under the Plan are automatically and fully vested and immediately exercisable or payable in whole or in part. The obligations of the Corporation pursuant to the Plan and performance with respect to rights of Award holders thereunder shall be assumed by any participant, successor-in-interest or beneficiary of or interested party in the Change in Control (collectively, the Change-in-Control Participant), and the Change-in-Control Participant shall cause the Awards to be assumed, or new rights substituted therefor, by another entity.

     (e) Substitution of Awards in Mergers and Acquisitions in which the Corporation or an Affiliate is the Acquiring Entity. Solely in the event that the Corporation or an Affiliate is an acquiring entity in a merger, acquisition and other business combination, Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of a target entity who become or are about to become employees, officers, consultants or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

     (f) Compensation Committee Report. For each performance year and/or performance period, the Compensation Committee of the Board shall determine and set forth in writing not later than 90 days after the commencement of the performance year and/or performance period and in no event later than the point in time when 25% of the performance period has elapsed or the outcome of the performance objectives is no longer substantially uncertain: (i) the participants under the Plan who are granted performance-based awards for the performance period, (ii) the nature and amount (or the objective formula for determining the amount) of the performance-based award that will be earned if specified performance objectives are met, (iii) the applicable performance factors, and (iv) any other objective terms and conditions that must be satisfied by the participant in order to earn the performance-based award.

     (g) Termination, Amendment and Modification of the Plan. The Administrator may terminate, amend or modify the Plan or any portion thereof at any time; provided, however, that the provisions of Section 6(a) relating to stock option repricing shall not be amended without approval by the Corporation’s stockholders, and any amendments to the Plan will not (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the aggregate number of securities that may be issued under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, without approval by the Corporation’s stockholders.

     (h) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time with or without cause or notice. The Corporation expressly reserves the right at any time to dismiss an Award recipient free from any liability or claim under the Plan, except as expressly provided in the applicable Grant Agreement.

     (i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

     (j) Designated Beneficiaries. Unless otherwise provided in the applicable Grant Agreement, amounts or certificates due an Award recipient after his or her death under an Award shall be paid or delivered to the Award recipient’s Designated Beneficiary in accordance with the terms and conditions of the Award.

     (k) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

     (l) Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is approved by the stockholders of the Corporation. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards shall be granted under the Plan after the close of business on February 20, 2015.

EXHIBIT B

THE RYLAND GROUP, INC.
ARTICLES OF AMENDMENT

     The Ryland Group, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

     FIRST: The name of the Corporation is “The Ryland Group, Inc.” The Corporation desires to amend its Amended and Restated Articles of Incorporation as currently in effect. The Articles of Incorporation of the Corporation were originally filed with the SDAT on March 27, 1967 and were last amended by Articles of Amendment and Restatement filed with the SDAT on May 3, 1988.

     SECOND: Pursuant to Section 2-607 of the Maryland General Corporation Law (the “MGCL”), these Articles of Amendment (these “Articles”) amend the provisions of the Amended and Restated Articles of Incorporation of the Corporation.

     THIRD: The text of Article Sixth, clause (a) of the Corporation’s Amended and Restated Articles of Incorporation as currently in effect is amended and restated in its entirety to read as follows:

     “SIXTH: (a) The total number of shares of stock of all classes and series which the Corporation has authority to issue is 200,000,000 shares of capital stock, all of which shares are initially classified as “Common Stock” of the par value $1.00 per share. The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the class and series designations of shares of stock or setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of capital stock.”

     FOURTH: At a meeting of the Board of Directors held on February 23, 2005, each member of the Board approved these Articles, declared these Articles to be advisable and directed these Articles submitted to the stockholders of the Corporation for consideration and approval.

     FIFTH: The holders of the Common Stock, the only class of stock issued, outstanding and entitled to vote thereon, adopted and approved these Articles at a meeting of the stockholders held on April 20, 2005.

     SIXTH: Prior to the filing of these Articles, the Corporation has authority to issue 80,000,000 shares of capital stock, all of which was classified as Common Stock. Prior to the filing of these Articles, the aggregate par value of all authorized shares of capital stock having par value is $80,000,000.

     SEVENTH: Upon the filing of these Articles, the Corporation has authority to issue 200,000,000 shares of capital stock, all of which is classified as Common Stock. Upon the filing of these Articles, the aggregate par value of all authorized shares of capital stock having par value is $200,000,000.

     EIGHTH: None of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption of any class of the Corporation’s capital stock was changed by these Articles.

     IN WITNESS WHEREOF, under penalties of perjury, I have signed these Articles of Amendment, acknowledging the same to be my act, on April ___, 2005.

By:

Name: R. Chad Dreier
Title: Chairman of the Board of Directors,
Chief Executive Officer and President

Witness:

By:

Name: Timothy J. Geckle
Title: Senior Vice President and Secretary

The Ryland Group, Inc

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as indicated in this example.

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, this proxy will be voted FOR the nominees listed below, FOR the approval of The Ryland Group, Inc. 2005 Equity Incentive Plan, FOR the approval of the Articles of Amendment, AGAINST the proposal from The Nathan Cummings Foundation (a stockholder) regarding the creation of an independent committee to report on energy efficiency and greenhouse gas emissions, and in the discretion of the proxies upon other business properly brought before the meeting.

The Ryland Group, Inc.

1. Election of Directors.			Nominees:	Mr. Dreier,	Mr. Mellor,
	FOR all	WITHHOLD AUTHORITY		Mr. Bane,	Mr. Metcalfe,
	nominees	for all nominees		Ms. Frécon,	Ms. St. Martin,
	☐	☐		Mr. Hernandez,	Mr. Varello,
				Mr. Jews,	Mr. Wilson
Mr. Mansour,
Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.	☐

For all nominees except as written above

		FOR	AGAINST	ABSTAIN
2.	Approval of The Ryland Group, Inc. 2005 Equity Incentive Plan.	☐	☐	☐

3.	Approval of the Articles of Amendment to increase the authorized capital stock from 80,000,000 shares of common stock to 200,000,000 shares of common stock.	☐	☐	☐

4.	Consideration of a proposal from The Nathan Cummings Foundation (a stockholder) regarding the creation of an independent committee of the Board to report on energy efficiency and greenhouse gas emissions.	☐	☐	☐

5.	In their discretion upon other business as may properly come before the meeting.

Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give your full title as such.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

Signature:	Date:	Signature:	Date:

DETACH HERE

P
R
O
X
Y

PROXY

THE RYLAND GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders — April 20, 2005

The undersigned stockholder of The Ryland Group, Inc. (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 5, 2005, and constitutes and appoints R. CHAD DREIER, Chairman, President and Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 20, 2005 at 9:00 a.m., Local Time, and at any adjournments thereof.

If applicable, this card also provides voting instructions for any shares of the Corporation’s Common Stock held on the undersigned’s behalf in The Ryland Group, Inc. Retirement Savings Opportunity Plan and instructs Vanguard Fiduciary Trust Company, the trustee, to vote all shares which the undersigned is entitled to vote.

(Continued and signed on reverse side)